CONSENT OF DIRECTOR
                               -------------------

         THE UNDERSIGNED hereby consents and agrees to: (i) serve as a director of Empire Financial Holding Company (the "Company") effective upon completion of the Company's initial public offering of its common stock (the "Offering"), and
(ii) being named a director (effective upon completion of the Offering) in the Company's Registration Statement on Form SB-2 relating to the Offering, and in the Prospectus contained therein proposed to be circulated in connection with the Offering, and all amendments thereto.

         EXECUTED as of this 29th day of September, 1999.



                                                     /s/ Gregory Misiak
                                                     ---------------------------
                                                     Name: Gregory Misiak